Exhibit 99.1

Tally-Ho Ventures Completes Acquisition of Swiss Trust Company; Newly Organized Firm Will Have $1.75 Billion in Assets Under Management

NEW YORK--(BUSINESS WIRE)--Aug. 4, 2006--Tally-Ho Ventures, Inc., (OTCBB:TLYH), an international wealth management firm, today announced that it has completed the acquisition of Switzerland-based Protrust Private Clients S.A. ("PTPC"), which provides asset management services for high net worth individuals, corporations and trust funds, for $8 million in cash and stock.

PTPC, which manages more than $1.0 billion in assets for investors internationally, will be absorbed into the operations of Tally-Ho, which is planning to change its name to ProMaster, Inc. As a result of the acquisition, Tally Ho will have $1.75 billion under its management and will be working towards a net Earnings Per Share of 75 cents plus by 31/12/07. PTPC brings an additional $3m of net revenue to the bottom line with additional substantial income being generated from windfall profits.

The combined effect of PTPC with Master Finance also offers certain economies of scale savings, potentially higher margins within the fee scales and an extremely dominant position in the market place to build further from. The combined net profits will be in the region of $5m without windfall profits and greatly improved with them. The first windfall profits are expected in Q4 2006.

The integration of PTPC will be a valuable asset to Tally-ho as PTPC provides both products and services that will further enhance the group overall distribution capabilities and income while adding further value to Master Finance (the group's distribution arm). It is a perfect match that can lead to an anticipated acceleration in revenues and cost efficiencies.

Mr. Gregg noted that Tally-Ho has recently been focused on growth opportunities in Europe, as evidenced by the acquisition of PTPC. Switzerland is Europe's No. 1 banking center and holds the largest percentage of the world's offshore funds. Tally Ho also recently acquired Master Finance Europe and Master Finance Belgium, which had over $700 million under its management.

"PTPC is a significant milestone for Tally-Ho and its ongoing strategy of targeting rapid expansion and growth through the acquisition of quality wealth management firms," stated Chief Executive Officer Nigel Gregg, "The acquisition of PTPC adds tremendous earnings, stability and organic growth potential."

"We are delighted to be joining Tally-Ho," said Chris Mathew, Managing Director of PTPC. "The efficiency of Tally-Ho's support structure, back-office administration and product offerings will provide beneficial synergies and economies of scale as a result of the combination of the two companies."

"A significant opportunity exists in Europe for the roll up and integration of quality wealth management organizations and it is our intention to pursue this in a vigorous but disciplined way," stated Peter Smith, Chairman of Tally-Ho
The CEO (Nigel Gregg) will be establishing monthly conference call in the USA to update investors new and old as to the current position of the Company and keep them abreast of the new and exciting development plans he has for Tally-Ho. The first of these calls will be towards the end of August.

In the first half year ended June, 2006, Tally-Ho reported revenues of $3.7 million and a net profit of $753,771, or $0.07 per share, Profits will accelerate sharply with the combination of PTPC and Master Finance, two well-established and well regarded European wealth managers with earnings of 75 cents plus expected by 31/12/07.

About PTPC

Protrust Private Clients S.A. (PTPC), originally established in 1992, transformed itself into an authorized Fiduciary (Trust) Company in August 1996 SA. PTPC was set up specifically to manage leveraged with-profits investments for high net worth investors, under the terms of a Discretionary Management Agreement. Over the last nine years, PTPC has built up a significant portfolio of funds under management, which generates a substantial ongoing revenue stream.

PTPC is a fully authorized Swiss Fiduciary company, subject to the regulatory control of the Swiss Cantonal Government, is able to offer the full range of services to clients including: full discretionary management, holding clients assets in PTPC's name, and trading for clients over a wide range of assets including investments and real estate.

Having been established for some years in the market the management and support team is extremely competent and very experienced. PTPC is very cost effective, as it is able to manage a large portfolio without the need for large numbers of staff.

About Tally-Ho Ventures, Inc.

Tally-Ho Ventures is an independent international private wealth management organization focused on serving the needs of small institutions and high net-worth individuals around the world.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, the independent authority of the special committee to act on the matters discussed, the successful negotiation of the potential acquisition and disposal of transactions described above, successful implementation of the company's business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.

CONTACT: Tally-Ho Ventures, Inc.Nigel Gregg, +353-866037675

SOURCE: Tally-Ho Ventures, Inc.